PacBio Announces Appointment of David Meline to Board of Directors
Former CFO of Moderna, Amgen, and 3M Brings Decades of Relevant Experience to the PacBio Board

MENLO PARK, Calif., Oct. 16, 2023 /PRNewswire/ – PacBio (NASDAQ: PACB), a leading developer of high-quality, highly accurate sequencing solutions, today announced the appointment of David Meline to its Board of Directors, effective October 13, 2023. Mr. Meline was most recently the Chief Financial Officer of Moderna, Inc., a global biotechnology and pharmaceutical leader.
“David is a highly respected executive with an extensive track record for leading companies in several industries through periods of extraordinary growth,” said Christian Henry, President and Chief Executive Officer of PacBio. “His experience, from leading Moderna through its transformational stage to scaling global organizations like Amgen and 3M, makes him an ideal addition to our board. I look forward to leveraging his deep experience as we continue scaling PacBio.”
Prior to Moderna, Mr. Meline served as the Chief Financial Officer for Amgen Inc. from 2014 to 2020 and 3M Company from 2008 to 2014, and spent more than 20 years at General Motors Company in various finance and management roles. Mr. Meline currently serves on the boards of directors of ABB Ltd., a publicly traded technology company specializing in electrification, motion and automation solutions, and the Los Angeles Philharmonic. Mr. Meline will join the board of directors of HP Inc. effective November 1, 2023. Mr. Meline holds a Bachelor’s degree in Mechanical Engineering from Iowa State University, a Master’s degree in Economics from the London School of Economics and Political Science, and a Master’s degree in Business Administration from the University of Chicago.
“I am thrilled to join the PacBio Board at this pivotal stage,” said Mr. Meline. “I’ve dedicated the latter part of my career to leading healthcare organizations that leveraged the power of genomics to develop some of the most groundbreaking therapies, so naturally, PacBio’s mission resonated with me. I believe the industry has only scratched the surface on how genomics can transform human health and am eager to help guide the company as it executes this mission.”
About PacBio
Pacific Biosciences of California, Inc. (NASDAQ: PACB) is a premier life science technology company that is designing, developing and manufacturing advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technologies stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our HiFi long-read sequencing and our SBB® short-read sequencing technologies. Our products address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.
PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.
Contacts
Investors:
Todd Friedman
ir@pacificbiosciences.com
Media:
Lizelda Lopez
pr@pacificbiosciences.com